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                                                                    EXHIBIT 4.1
                                                                     (Form S-8)

                               COMPOSITE RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                  BAYLAKE CORP.

                      as amended through September 21, 1998


         Article 1.        The name of the corporation is Baylake Corp.

         Article 2.        The period of existence shall be perpetual.

         Article 3. The purposes shall be that the corporation may engage in any lawful business authorized by Chapter 180 of the Wisconsin Statutes.

         Article 4. The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) shares, consisting of one class only, designated as "common stock" of the par value of five dollars ($5.00) per share.

         Article 5. The preferences, limitations, designation and relative rights of each class or series of stock, are no preferences, limitations or variances.

         Article 6. Address of the registered office is P.O. Box 9, 217 North Fourth Avenue, Sturgeon Bay, WI 54235.

         Article 7. Name of the present registered agent at such address is T. L. Herlache.

         Article 8. The number of directors constituting the board of directors shall be fixed by by-law.

         Article 9.        The names of the initial directors are:

                           Dr. John G. Beck            Wesley B. Parsons
                           C. H. Herlache              Ellsworth Peterson
                           Thomas L. Herlache          Otis S. Trodahl
                           Herbert W. Johnson

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         Article 10.       (Other provisions)

         Article 11. These articles may be amended in the manner authorized by law at the time of amendment.

         Article 12. The name and address of incorporator (or incorporators) are:

                           NAME                        ADDRESS

                           C. H. Herlache              215 North Third Avenue
                                                       Sturgeon Bay, WI  54235



















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